Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS

THIRD QUARTER 2007 RESULTS

Scott Depot, West Virginia, October 24, 2007 – International Coal Group, Inc. (NYSE: ICO) today reported its financial results for the third quarter ended September 30, 2007.

•	Revenues were $207.8 million for the third quarter of 2007 compared to $226.2 million for the same period a year ago.

•

The Company reported a net loss of $1.9 million, or $0.01 per share on a fully diluted basis, compared to a net loss of $2.4 million, or $0.02 per share on a fully diluted basis, for the same period in 2006.

•

Adjusted EBITDA, or net income or loss before deducting interest expense, income taxes, depreciation, depletion, amortization and minority interest, was $33.6 million for the third quarter of 2007, including a $32.8 million net gain from sales of assets, compared to $10.3 million for the third quarter of 2006.

“Our third quarter performance was burdened by setbacks at several key operations,” said Ben Hatfield, President and CEO of ICG. “A combination of regulatory issues and short-term mine plan constraints created significant production shortfalls and inflated costs at the Hazard, Raven, Sentinel, and Vindex operations, essentially offsetting strong performances by the Eastern, Illinois, ADDCAR, and Knott County operations. However, we did achieve two very positive accomplishments late in the quarter, including the commencement of commercial production of low-volatile metallurgical coal from our brand-new ICG Beckley operation and the successful sale of our Denmark reserve in Southern Illinois.”

Hatfield continued, “The recent and dramatic escalation in market pricing for both metallurgical and utility coals provides cause for optimism. Our sales group has received significant interest in ICG’s 2008 metallurgical production, including Beckley’s low-volatile and Sentinel’s high-volatile products. We are in active negotiations with domestic and international customers for both of these products. Prices for metallurgical coal have been steadily increasing over the last several months. Utility coal prices are also rebounding sharply, with strong indications that the improved 2008 pricing will be supported by robust international coal markets and normalized domestic utility inventory levels.

“While 2007 continues to be a difficult year for ICG and the industry as a whole, we expect next year’s performance to be stronger as higher coal prices filter into our revenue and earnings and our cost-savings initiatives gain a firmer foothold,” said Hatfield.

Nine-Month Results

Revenues for the first nine months of 2007 totaled $644.2 million, compared to $664.9 million for the same period in 2006. Net loss for the first nine months of 2007 was $20.2 million, or $0.13 per share on a fully diluted basis, versus a net loss of $9.2 million, or $0.06 per share on a fully diluted basis, for the comparable nine-month period in 2006. The Company reported Adjusted EBITDA of $57.7 million in the first nine months of 2007 compared to $41.1 million for the same period in 2006.

Sales, Production and Reserves

ICG sold 4.5 million tons of coal during the third quarter of 2007, compared to 5.0 million tons in the same 2006 period. Production totaled 3.9 million tons in the third quarter of 2007 versus 4.3 million tons in the third quarter of 2006.

During the first nine months of 2007, ICG sold 13.9 million tons of coal, compared to 14.6 million tons in the same period of 2006. Coal production during the first nine months of 2007 totaled 12.5 million tons versus 12.4 million tons in 2006.

As of September 30, 2007, ICG controlled approximately 958 million tons of coal reserves located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controls approximately 533 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Market Outlook and Committed Sales

Coal markets have begun their long-anticipated upturn driven by favorable late summer weather, rising international steam and metallurgical markets and reduced domestic production. Prompt month Central Appalachian spot rail prices have increased more than $8.00 per ton since the end of the second quarter, while calendar year 2008 prices are up $6.00 per ton based on reported over-the-counter index prices.

Energy Information Administration production data through October 13, 2007, indicates that year-to-date Central Appalachian regional coal production is down nearly 9 million tons, compared to the same period a year ago. At the same time, electricity generation is up nearly 3% for the same period, according to the Edison Electric Institute. Additionally, U.S. coal exports are up 5.5 million tons year-to-date through August, while coal imports are essentially flat compared to last year. ICG expects coal export activity to remain strong through 2008.

“We believe recent market improvements will continue absent a very mild winter,” said Hatfield. “We expect reported utility inventory levels at year-end to reveal healthy declines. When coupled with continued high international demand and reduced domestic production, our outlook for 2008 is very encouraging.”

For 2007, the Company’s committed sales are approximately 18.5 million tons, or 99% of current planned shipments. The committed tonnage is priced at an average of $42.69 per ton, excluding freight and handling expenses. Committed sales for 2008 and 2009 represent approximately 78% and 63%, respectively, of planned shipments. Approximately 6% of 2008 committed tonnage is unpriced, while 14% of 2009 committed tonnage is unpriced.

Operational Update

•

As previously disclosed, the new ICG Beckley complex in Raleigh County, West Virginia, commenced commercial production on September 4, 2007. Initial operating conditions at the new Beckley mine have been favorable. Growing demand for the Beckley-type high-quality, low-volatile metallurgical coal has led to improved pricing expectations. At full production, which is anticipated to be achieved by the second half of 2008, the Beckley complex is expected to produce 1.4 million tons annually of high-quality, low-volatile metallurgical coal for both domestic and export steel markets. The Company estimates that the Pocahontas No. 3 seam currently being mined contains approximately 30 million tons of recoverable coal reserves. ICG Beckley expects to begin operation of its newly constructed, state-of-the-art coal preparation and loading facility in November, 2007.

•

ICG East Kentucky’s Sandlick rail-loading facility became operational in October. The facility was acquired in July from Sidney Coal Company, a Massey Energy Company subsidiary. The facility, located on the Norfolk Southern railway near Sidney, Kentucky, is expected to significantly reduce trucking costs from the new Mt. Sterling surface mine.

Other Recent Developments

•

As previously disclosed, ICG sold its Denmark Property in Southern Illinois on September 28, 2007, to Ark Land Company, a subsidiary of St. Louis-based Arch Coal, Inc. ICG received approximately $39.0 million in cash at closing, realizing a $36.8 million gain from the sale. Arch is also obligated to pay to ICG an overriding royalty totaling approximately $4.0 million on certain future production. Development of the Denmark reserve was not part of ICG’s six-year business plan. Even after the sale of the Denmark reserve, the Company maintains 385 million tons of Illinois Basin coal reserves for development in the event that market conditions warrant increased focus in that region.

•

ICG recently reached agreement on four new Central Appalachian coal supply agreements, one Northern Appalachian contract, and one Illinois basin contract. Combined total tonnage to be delivered under these contracts during 2008 is approximately 3 million tons at significantly improved price levels over 2007.

Liquidity

As previously disclosed, ICG completed a private placement of $225.0 million aggregate principal amount of 9.00% Convertible Senior Notes due 2012. A $195.0 million senior notes offering closed on July 31, 2007, and an additional $30.0 million was sold pursuant to the exercise of the over-allotment option on August 28, 2007. A portion of the net proceeds was used to repay in full a $25.0 million bridge loan provided by affiliates of W.L. Ross & Co., the Company’s largest shareholder, and $65.0 million outstanding under the Company’s senior credit facility. In connection with the notes offering, the commitments under the Company’s senior credit facility were reduced from $325.0 million to $100.0 million. The Company plans to use the remainder of the net proceeds to fund capital expenditures and for general corporate purposes. ICG’s capital requirements for the balance of 2007 and 2008 relate largely to investment in new lower-cost operations, principally the completion of the Beckley project and the initial phase of the Tygart Valley project.

Outlook

The Company is updating its previously disclosed guidance for 2007:

•

For 2007, the Company expects to sell approximately 18.6 million to 19.0 million tons of coal. The average selling price is projected to be $42.50 to $43.00 per ton, with average cost per ton sold expected to be $39.75 to $40.25, excluding selling, general and administrative expenses. Coal production is still expected to total 17 million to 18 million tons for the year.

•	Capital expenditures are expected to total approximately $190 million in 2007 and $155 million in 2008.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 12 active mining complexes, of which 11 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

# # #

For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and cost of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting ICG’s customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill; the ongoing effect of the Sago mine accident; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls; and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. See also the “Risk Factors” of our 2006 Annual Report on Form 10-K/A and in our subsequent filings on Form 10-Q, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time-to-time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Coal sales revenues	$191,088	$212,967	$592,081	$628,467
Freight and handling revenues	5,044	4,964	14,645	14,157
Other revenues	11,672	8,300	37,442	22,253

Total revenues	207,804	226,231	644,168	664,877

Costs and expenses:
Cost of coal sales	185,497	195,946	554,928	565,420
Freight and handling costs	5,044	4,964	14,645	14,157
Cost of other revenues	7,656	7,651	27,195	20,520
Depreciation, depletion and amortization	23,892	16,489	66,862	50,181
Selling, general and administrative	9,281	7,805	26,123	25,769
(Gain) loss on sale of assets, net	(32,798)	43	(35,152)	(886)

Total costs and expenses	198,572	232,898	654,601	675,161

Income (loss) from operations	9,232	(6,667)	(10,433)	(10,284)
Interest and other income (expense):
Interest expense, net	(14,434)	(6,578)	(26,635)	(12,961)
Other, net	429	439	1,301	1,227

Total interest and other expense, net	(14,005)	(6,139)	(25,334)	(11,734)

Loss before income taxes and minority interest	(4,773)	(12,806)	(35,767)	(22,018)
Income tax benefit	2,736	10,427	15,053	12,936
Minority interest	137	(54)	512	(141)

Net (loss)	$(1,900)	$(2,433)	$(20,202)	$(9,223)

Other Data:
Adjusted EBITDA (a)	$33,553	$10,261	$57,730	$41,124
Net income per share:
Basic and diluted	$(0.01)	$(0.02)	$(0.13)	$(0.06)
Weighted average shares—basic	152,413,924	152,117,968	152,262,828	151,997,571
Weighted average shares—diluted	152,413,924	152,117,968	152,262,828	151,997,571

(a)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss before deducting net interest expense, income taxes, depreciation, depletion and amortization and minority interest. Adjusted EBITDA is calculated in the same manner as EBITDA has been calculated in the Company’s prior public disclosures but has been renamed because the adjustment for minority interest is not a strict EBITDA measure. Adjusted EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets and a peer group. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

(in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$151,956	$18,742
Accounts receivable, net	68,931	71,093
Inventories, net	44,972	40,587
Deferred income taxes	11,510	8,493
Prepaid expenses and other	16,983	31,728

Total current assets	294,352	170,643

Property, plant, equipment and mine development, net	981,909	926,972
Debt issuance costs, net	14,221	12,472
Advanced royalties, net	15,813	12,719
Goodwill	195,161	192,222
Other non-current assets	6,143	6,852

Total assets	$1,507,599	$1,321,880

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,127	$54,081
Short-term debt	538	19,815
Current portion of long-term debt and capital leases	4,225	1,749
Current portion of reclamation and mine closure costs	4,392	4,198
Current portion of employee benefits	2,043	2,555
Accrued expenses and other	58,768	57,742

Total current liabilities	132,093	140,140

Long-term debt and capital leases	409,177	178,286
Reclamation and mine closure costs	94,939	88,472
Employee benefits	52,635	45,390
Deferred income taxes	124,418	142,647
Below-market coal supply agreements	44,551	58,882
Other non-current liabilities	7,834	9,186

Total liabilities	865,647	663,003

Minority interest	584	1,096

Stockholders’ equity:
Common stock	1,529	1,529
Additional paid-in capital	637,706	633,937
Accumulated other comprehensive income	(3,715)	(3,846)
Retained earnings	5,848	26,161

Total stockholders’ equity	641,368	657,781

Total liabilities and stockholders’ equity	$1,507,599	$1,321,880

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(20,202)	$(9,223)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	66,862	50,181
Amortization of deferred finance costs	7,579	2,829
Minority interest	(512)	141
Compensation expense on restricted stock and options	3,769	4,318
Gain on sale of assets, net	(35,152)	(886)
Provision for bad debt	522	—
Deferred income taxes	(21,409)	(10,549)
Amortization of accumulated post-retirement benefit obligation	213	—
Changes in assets and liabilities:
Accounts receivable	1,631	(21,855)
Inventories	(4,385)	(17,713)
Prepaid expenses and other	14,845	3,782
Other non-current assets	(1,495)	(2,084)
Accounts payable	2,850	5,507
Accrued expenses and other	5,480	15,541
Reclamation and mine closure costs	3,181	4,250
Other liabilities	5,185	5,200

Net cash from operating activities	28,962	29,439

Cash flows from investing activities:
Proceeds from the sale of assets	44,992	3,507
Net proceeds from sale-leaseback	—	5,413
Additions to property, plant, equipment and mine development	(123,817)	(127,352)
Cash paid related to acquisitions and net assets acquired	(11,773)	(3,670)
Withdrawals of restricted cash	440	396

Net cash from investing activities	(90,158)	(121,706)

Cash flows from financing activities:
Borrowings on short-term debt	26,082	—
Repayments on short-term debt	(44,830)	(12,537)
Borrowings on long-term debt	65,000	70,000
Repayments on long-term debt and capital leases	(67,514)	(112,065)
Proceeds from senior notes offering	—	175,000
Proceeds from convertible senior notes offering	225,000	—
Debt issuance costs	(9,328)	(9,298)

Net cash from financing activities	194,410	111,100

Net change in cash and cash equivalents	133,214	18,833

Cash and cash equivalents, beginning of period	18,742	9,187

Cash and cash equivalents, end of period	$151,956	$28,020

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(1,900)	$(2,433)	$(20,202)	$(9,223)
Depreciation, depletion & amortization	23,892	16,489	66,862	50,181
Interest expense, net	14,434	6,578	26,635	12,961
Income tax benefit	(2,736)	(10,427)	(15,053)	(12,936)
Minority interest	(137)	54	(512)	141

Adjusted EBITDA	$33,553	$10,261	$57,730	$41,124

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

Operating Statistics

For the Three Months and Nine Months Ended September 30, 2007 and 2006 (unaudited)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended September 30, 2007:
Tons sold	2,906	795	525	292	4,518
Coal sales revenues	$133,621	$29,734	$15,742	$11,991	$191,088
Cost of coal sales	$123,521	$37,646	$12,196	$12,134	$185,497
Coal sales revenue per ton	$45.98	$37.40	$29.98	$41.07	$42.29
Cost of coal sales per ton	$42.51	$47.35	$23.23	$41.55	$41.06

For the three months ended September 30, 2006:
Tons sold	2,781	947	542	767	5,037
Coal sales revenues	$135,721	$31,782	$13,534	$31,930	$212,967
Cost of coal sales	$112,001	$43,368	$11,709	$28,868	$195,946
Coal sales revenue per ton	$48.80	$33.56	$24.97	$41.63	$42.28
Cost of coal sales per ton	$40.27	$45.80	$21.60	$37.64	$38.90

For the nine months ended September 30, 2007:
Tons sold	8,545	2,422	1,563	1,415	13,945
Coal sales revenues	$393,527	$87,734	$46,727	$64,093	$592,081
Cost of coal sales	$351,780	$111,621	$36,592	$54,935	$554,928
Coal sales revenue per ton	$46.05	$36.22	$29.90	$45.30	$42.46
Cost of coal sales per ton	$41.17	$46.09	$23.41	$38.82	$39.79

For the nine months ended September 30, 2006:
Tons sold	8,057	2,492	1,485	2,567	14,601
Coal sales revenues	$396,740	$82,554	$36,557	$112,616	$628,467
Cost of coal sales	$319,054	$117,658	$34,747	$93,961	$565,420
Coal sales revenue per ton	$49.24	$33.13	$24.62	$43.87	$43.04
Cost of coal sales per ton	$39.60	$47.21	$23.40	$36.60	$38.72

(a)	“Cost of coal sales per ton” is calculated as Cost of coal sales divided by Tons sold. Although Cost of coal sales per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating performance because it is widely used in the coal industry as a measure to evaluate a company’s control over its costs. Cost of coal sales per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Cost of coal sales per ton is not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.